News Release
Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT: Ed Markey

330-796-8801

ANALYST CONTACT: Christina Zamarro

330-796-1042

FOR IMMEDIATE RELEASE

Goodyear Announces New Organizational Structure

•	New Americas region combines North America and Latin America businesses

•	More efficient model will serve customers, consumers better

•	New leaders announced for Americas and EMEA businesses

AKRON, Ohio, December 1, 2015 – The Goodyear Tire & Rubber Company today announced it will combine its North America and Latin America businesses into one Americas business unit, effective January 1, 2016.

“While the two former regions approach their markets differently, there also are many increasing similarities, especially the growth of high-value-added tires,” said Goodyear chairman and CEO Richard J. Kramer. “This new organization is structured to accelerate growth and maximize earnings over time through simplicity, speed, and an intense focus on our customers and markets.”

The combined business will serve customers and consumers more effectively and efficiently by integrating processes such as product development, market forecasting, and product supply. All manufacturing plants in the combined region – including the new Americas plant in San Luis Potosi, Mexico, scheduled to open in 2017 – will be leveraged to serve all customers in Mexico, Latin America and North America. The new structure will give Goodyear greater flexibility to anticipate market changes and react faster to them.

“We believe that combining our North America and Latin America operations into a single business unit will allow us to become a better partner and supplier to customers and consumers,” said Kramer. “We are excited about the opportunities to operate more efficiently and better manage the increasing complexity of the tire industry. This will enhance our ability to deliver more of our high-value-added tires to the customers and consumers who are demanding them most.”

The Americas business unit will be led by Stephen R. McClellan, currently president of Goodyear’s North America business. Marcelo Toscani, currently vice president of global manufacturing, will serve as president of the company’s Latin America operations and report to McClellan.

McClellan, 50, has spent his entire career at Goodyear since joining the company in 1988. He has been the president of the company’s North America business since 2011. Prior to that, he served as president of the North American consumer tire business, led the North American commercial truck tire business, and served in other management roles in finance, sales and distribution.

“Steve is a seasoned leader who has consistently executed our strategy, delivering record results and putting the North America business on a path to sustained growth. He is perfectly suited to lead our Americas business,” said Kramer.

Toscani, 57, has global experience across regions and functions. A native of Argentina, he has experience in marketing, manufacturing, and general management in several Latin American countries. In addition to his current global operations role, Toscani has held leadership positions in Brazil and China during his more than 30 years at Goodyear.

“We’re pleased to have Marcelo back in Latin America to take advantage of his deep knowledge of the market and our customers there. I’m confident he will continue our momentum in Latin America,” said Kramer.

In addition, the company announced that Jean-Claude Kihn has been named president of its Europe, Middle East and Africa business. Currently the president of Goodyear’s Latin America business, Kihn will fully assume his new role on January 1, 2016. He succeeds Darren R. Wells, who will leave the company in early 2016.

“Jean-Claude is a well-rounded executive with leadership experience in all of our regions and every aspect of our operations,” said Kramer. “As Goodyear’s chief technical officer, he led our technology and innovation progress and was responsible for research, development, engineering, and quality worldwide. He also has managed our Latin America strategic business unit, and has excelled at building customer relationships. We believe Jean-Claude is the right leader to take our EMEA business to the next level of performance.”

Kihn, 56, joined Goodyear in 1988 as an engineer in the company’s technical center in his native Luxembourg. A member of Goodyear’s senior leadership team since 2008, he has served as chief technical officer, senior vice president and managing director of Goodyear Brazil, and most recently, president of the company’s Latin America business unit.

“We deeply appreciate everything Darren Wells has done for Goodyear during his 13 years with the company,” said Kramer. “First as treasurer and later as CFO, Darren led numerous initiatives that were critical to the company’s turnaround and ensuring its long-term financial health. As president of EMEA, he laid the groundwork for future success in the region.”

Goodyear is one of the world’s largest tire companies. It employs approximately 66,000 people and manufactures its products in 49 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear or its products, go to www.goodyear.com/corporate.

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully our strategic initiatives, including our ability to realize the anticipated benefits of combining our North America and Latin America business units; actions and initiatives taken by both current and potential competitors; foreign currency translation and transaction risks; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.